Exhibit 99.2

BIDZ.COM Extends Deadline for Merger Closing

REDONDO BEACH, Calif., October 2, 2012 — As previously announced, on September 27, 2012, BIDZ.com, Inc. (BIDZ), a leading online retailer of jewelry, held its annual meeting of stockholders. At the annual meeting, each proposal presented at the annual meeting was approved by the required vote of Bidz.com stockholders, including the adoption of the merger agreement with Glendon Group, Inc.  As previously announced, each condition to Glendon Group’s obligation to close the merger has been satisfied.

On October 2, 2012, BIDZ announced that it has agreed to extend the deadline for Glendon Group to close the merger until the close of business on Wednesday, October 3, 2012.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and housewares and much more at price points up to 85% below traditional retail prices.